Exhibit 99.1

Versartis Reports First Quarter 2014 Financial Results

REDWOOD CITY, CA, May 5, 2014 – Versartis, Inc. (NASDAQ: VSAR), an endocrine-focused biopharmaceutical company that is developing a novel, long-acting form of recombinant human growth hormone (rhGH) for the treatment of growth hormone deficiency (GHD), today announced financial results for the first quarter ended March 31, 2014.

“Versartis has achieved important financial and clinical milestones in the first quarter of 2014 and is now well-capitalized to further advance the development of its lead product candidate VRS-317, a potential differentiated, long-acting growth hormone for growth hormone deficiency,” said Jeffrey L. Cleland, Ph.D., Chief Executive Officer of Versartis. “With the completion of our Series E and initial public offering (IPO) financings, the company raised over $200 million in the first quarter of 2014. Furthermore, there are several important additional milestones expected in 2014 that should enable continued successful development of VRS-317. Our experienced team is poised to execute our clinical development plan and achieve our strategic corporate goals.”

First Quarter 2014 Financial Results

For the first quarter ended March 31, 2014, Versartis reported a GAAP net loss attributable to common stockholders of approximately $45 million, or $16.13 per share, basic and diluted, compared to a net loss attributable to common stockholders for the first quarter ended March 31, 2013 of $4 million, or $30.23 per share, basic and diluted. Included in the first quarter 2014 net loss are non-cash, nonrecurring charges totaling approximately $37.4 million. Each of these nonrecurring charges are related to previously outstanding convertible preferred stock, all of which converted to common stock upon the closing of the Company’s IPO on March 26, 2014. The charges include the change in fair value of approximately $2.3 million from previously outstanding warrants to purchase Series B convertible preferred shares and the change in fair value of approximately $9.5 million from previously outstanding call option liability related to the Company’s Series D financing, both of which have been recorded in other income (expense), net. Additionally, in connection with the closing of the Company’s IPO, a deemed dividend of approximately $25.6 million was recorded which reflected the beneficial conversion feature of the Series E convertible preferred stock.

Excluding the non-cash, nonrecurring charges of approximately $37.4 million noted above and $0.4 million of stock-based compensation, the Company’s net loss attributable to common stockholders was approximately $7.2 million, or $2.57 per share.

Total operating expenses for the first quarter ended March 31, 2014 were $7.6 million as compared to $4.2 million for the quarter ended March 31, 2013. Research and development (R&D) expenses for the first quarter of 2014 were $4.9 million, compared to $3.5 million for the first quarter of 2013. The increase in R&D expenses year-over-year was primarily due to the fully enrolled Phase 2a clinical trial for VRS-317, which was initiated in the third quarter of 2013. General and administrative (G&A) expenses were $2.7 million for the first quarter of 2014, compared to $0.7 million for the same period in 2013. The increase in year-over-year G&A expenses was primarily due to the additional consulting and professional services expenses incurred as well as an increase in headcount in preparation for and completion of the Company’s IPO.

Cash, cash equivalents, and short-term investments were $204.9 million as of March 31, 2014.

Recent Clinical Milestones

•	In March 2014, pediatric GHD patients completing the Phase 2a stage of the Company’s ongoing Phase 1b/2a VERTICAL clinical trial of VRS-317 began enrolling in the extension clinical trial to continue receiving VRS-317.

•	In March 2014, all patients completed three months of repeat dosing of VRS-317 in the Phase 2a stage of the VERTICAL trial. Although not necessarily indicative of the final results in the trial, results to date in the Phase 2a stage suggest that VRS-317 has a comparable safety and efficacy profile to historical studies of daily rhGH administered at comparable doses.

•	In November 2013, Versartis completed patient recruitment in the Phase 2a stage of the VERTICAL trial.

•	In the single ascending dose Phase 1b stage of the VERTICAL trial, single doses of VRS-317 appeared to be safe and well-tolerated, and dose proportional increases in VRS-317 levels and IGF-I responses were observed, indicating the flexibility for selecting doses and dose regimens of up to once-per-month dosing. During the repeat dose Phase 2a stage of the trial, patients are receiving six months of treatment with VRS-317 at dose levels selected from Phase 1b.

Recent Corporate Highlights

•	Versartis raised net proceeds of approximately $132.2 million in an initial public offering of 6,900,000 shares of its common stock, which included 900,000 shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares. On March 21, 2014, the Company’s shares began trading on the NASDAQ Global Select Market under the symbol “VSAR”.

•	In February, Versartis raised $55 million in a Series E financing round with leading life science investment firms, including new and existing investors.

•	Versartis further strengthened its executive management team with the appointment of John Varian to its Board of Directors in March 2014 and Jay Shepard as Executive Chairman of its Board of Directors in December 2013. Additionally, in November 2013, Joshua T. Brumm joined the Company as its first Chief Financial Officer.

Anticipated 2014 & 2015 Milestones and Events

•	On June 23, 2014 at the Endocrine Society/International Congress on Endocrinology (ICE/ENDO) in Chicago, Versartis will present a poster of the complete pediatric GHD Phase 1b/2a VERTICAL clinical trial results. The Company will host an investor conference call to discuss the findings. Conference call details will be provided in advance of the meeting.

•	In the second half of 2014, Versartis anticipates it will initiate discussions with the FDA and EMA following completion of the Phase 2a stage of the ongoing Phase 1b/2a VERTICAL clinical trial and in anticipation of the Phase 3 clinical program for VRS-317 in pediatric patients in the US and Europe.

•	Pending a successful outcome of the Phase 1b/2a VERTICAL trial of VRS-317 and discussions with the FDA and EMA, the Company expects the Phase 3 clinical trial for pediatric GHD to commence in early 2015.

•	With the additional proceeds raised in the IPO, Versartis plans to initiate the development of VRS-317 in pediatric patients with GHD in Japan and resume the development of VRS-317 in adult patients with GHD in 2015. The Company previously completed a double-blind, placebo-controlled, single ascending dose Phase 1a clinical trial in 50 adult patients in the US and Europe, which showed single doses of VRS-317 were safe and well-tolerated.

About Growth Hormone Deficiency

GHD is a chronic disease with multiple causes that can affect two distinct patient groups, pediatric patients and adult patients. The disease leads to significant health problems in both pediatric and adult patients, and untreated patients face increased mortality.

The global rhGH market has largely been confined to the developed parts of the world, more particularly the US, Europe and Japan. In 2012, the global rhGH market was estimated to be over $3 billion in annual sales, with the US, Europe, Japan and Rest-of-World representing approximately 39%, 37%, 21% and 3% of the market, respectively. Global annual rhGH sales have historically grown by mid-single digit percentages each year, averaging approximately 6% over the last five years. Based on market research, the Company believes that the market for daily rhGH products is estimated to grow to over $4 billion by 2018.

Currently, there are seven marketed rhGH products in the US for the treatment of GHD. However, a key limitation of these products is the burden of daily injections, which can limit compliance and lead to suboptimal treatment outcomes. As such, the Company believes that there is a significant unmet need for an improved therapeutic option for both pediatric and adult GHD patients.

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing VRS-317, a novel, long-acting form of recombinant human growth hormone, for the treatment of growth hormone deficiency (GHD). VRS-317 is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and therefore treatment outcomes. The Company is currently completing a Phase 2a clinical trial evaluating weekly, semi-monthly and monthly dosing regimens of VRS-317 in children with GHD.

Cautionary Note on Forward Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success and timing of the Phase 2a stage of our on-going Phase 1b/2a clinical, the potential outcome of our discussions with the FDA and EMA, timing of our anticipated Phase 3 clinical trial for VRS-317, the potential resumption of our development of VRS-317 in adults with GHD, potential market opportunities in GHD and our expected use of our cash, cash equivalents and short-term investments. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on VRS-317; VRS-317 being a new chemical entity; serious adverse side effects, if they are associated with VRS-317; VRS-317 may not have favorable results in later clinical trials or receive regulatory approval; other long-acting rhGH products and product candidates have failed to generate commercial success or obtain regulatory approval; delays in enrollment of patients in our clinical trials could increase our costs and cause delay; VRS-317 may cause serious adverse side effects or have properties that delay or prevent regulatory approval or limit its commercial profile; manufacturing; if approved, risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; the importance of our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading “Risk Factors” section contained in our final prospectus from our initial public offering which is on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Versartis, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Operating expenses:
Research and development	$4,869	$3,499
General and administrative	2,714	682

Total operating expenses	7,583	4,181
Loss from operations	(7,583)	(4,181)
Interest expense	—	(128)
Other income (expense), net	(11,843)	290

Net loss and comprehensive loss	(19,426)	(4,019)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	(25,559)	—

Net loss attributable to common stockholders	$(44,985)	$(4,019)

Net loss per basic and diluted share attributable to common stockholders	$(16.13)	$(30.23)

Weighted-average common shares used to compute basic and diluted net loss per share	2,788,087	132,969

Versartis, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	March 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$204,922	$13,213
Other assets	1,631	1,470

Total assets:	$206,553	$14,683

Liabilities	$5,458	$4,478
Convertible preferred stock	—	57,497
Stockholder’s equity (deficit)	201,095	(47,292)

Total liabilities, convertible preferred stock & stockholder’s equity (deficit)	$206,553	$14,683

For more information, please contact:

Corporate & Investors	Media
Joshua Brumm	Debra Bannister
Chief Financial Officer	Corporate Communications
(650) 963-8582	(530) 676-7373
IR@versartis.com	media@versartis.com